EXHIBIT 4.7(b)


                      FIRST AMENDMENT TO FINANCE AGREEMENT

     This First Amendment to Finance Agreement ("Amendment") is dated as of March 22, 2004, by and between COASTAL CREDIT, L.L.C., a Virginia limited liability company with its principal office located at 3852 Virginia Beach
Boulevard, Virginia Beach, Virginia 23452 (the "Borrower") and WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC., an Iowa corporation with its principal office located at 800 Walnut Street, Des Moines, Iowa 50309 ("WFFPC").

                                   BACKGROUND

     A. On April 16, 2001, Borrower and WFFPC entered into a certain Amended Finance Agreement (as amended or modified from time to time, the "Finance Agreement") and related agreements, instruments and documents among Borrower and WFFPC (collectively, with the Finance Agreement referred to as the "Credit Documents").

     B. Capitalized terms used but not defined in this Amendment shall have the meanings respectively ascribed to them in the Finance Agreement.

     C. Borrower and WFFPC desire to amend the Finance Agreement as provided herein.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows.

                                   AMENDMENTS

     1. CERTAIN DEFINITIONS. Section 1.1 of the Finance Agreement is amended by deleting the prior definitions of "Capital Base", "Commitment", "Tangible Net Worth" and "Termination Date" and by adding the following:

     "Adjusted Tangible Net Worth" means, as of any date of determination, Tangible Net Worth minus (a) the aggregate amount of the Borrower's Receivables included in its Tangible Net Worth that are 180 days or more delinquent on a contractual aging basis, and (b) minus the amount by which the then-Minimum Allowance for Loan Losses exceeds the Borrower's allowance for loan losses, unearned discounts and dealer reserves or plus the amount by which the Borrower's allowance for loan losses, unearned discounts and dealer reserves exceeds the Minimum Allowance for Loan Losses as reported on the most recent financial statements provided to WFFPC pursuant to
     Section 6.2 of this Agreement.

     "Annual Static Pool Loss Percentage" means, as of the date of determination, the ratio of the aggregate Charge-offs of Principal Balances taken on the Borrower's books with respect to Receivables originated or acquired by the Borrower during a specified annual period to the aggregate original Principal Balance of such Receivables.

     "Bulk Purchase" means any single purchase of Chattel Paper by Borrower from a third party that involves the purchase of more than one Receivable.

     "Capital Base" means Adjusted Tangible Net Worth plus Subordinated Debt.

     "Charge-off" or "Charged-off", when used in reference to Receivables, means the cumulative Principal Balance of an account or accounts written off, net of recoveries.

     "Commitment" means the maximum principal amount which WFFPC has agreed may be loaned to the Borrower, jointly and severally, pursuant to Article 2 hereof, being, on the date hereof, $80,000,000.00.

     "Excess Availability" means, on the date of determination, the amount by which the lesser of the Commitment and the Borrowing Base exceeds the balance of the Loan.

     "Minimum Allowance for Loan Loss" shall mean an amount equal to the greater of (a) 7% of the total net outstanding Receivables or (b) net outstanding Receivables multiplied by the rolling twelve month ratio of net charge-offs to average net Receivables outstanding during such twelve month period or
     (c) an amount pursuant to the recommendation of the independent certified public accountant auditing the Borrower's financial statements.

     "Principal Balance", when used in reference to a Receivable, means the gross balance owed with respect to the Receivable on the date of measurement minus any unearned finance charges, unearned insurance premiums included in that balance and without consideration of discounts and or reserves taken by the Borrower with respect to the Receivable.

     "Static Pool Analysis Report" means a report, in a format reasonably acceptable to WFFPC, which includes a calculation of the Borrower's Annual Static Pool Loss Percentage for each of the previous five calendar years then-ended with such detail as WFFPC may reasonably require.

     "Tangible Net Worth" means, at any date, the amount of the membership equity of the Borrower on a consolidated basis (but excluding the effect of intercompany transactions) minus, to the extent not otherwise excluded (i) the cost of membership units purchased or redeemed by the Borrower; (ii) the amount equal to the value shown on its books of Intangible Assets, including the excess paid for assets acquired over their respective book values on the books of the corporation from which acquired; and (iii) investments in and loans to members, directors, officers, employees, Subsidiaries and affiliated entities.

     "Termination Date" means the earlier of December 31, 2007, as such date may be extended from time to time in accordance with the provisions of Section
     2.4 of this Agreement; or (b) the date on which the Commitment is terminated and the Loan becomes due and payable pursuant to Section 9.1.

     2. The Note.  Section 2.2 of the Finance  Agreement  is amended by deleting
Section 2.2 in its entirety and by replacing it with the following:

     The Note. The indebtedness of the Borrower to WFFPC hereunder shall be evidenced by a Note executed by the Borrower in favor of WFFPC, which shall be substantially in the form of Exhibit D of this Agreement, dated the same date as this Agreement. Said Note shall be executed and delivered in substitution for and replacement of, but not in payment or satisfaction of, the Borrower's Secured Promissory Note, dated as of April 16, 2001, payable to the order of the Lender, in the stated principal amount of $60,000,000. The principal amount of the Note will be $80,000,000.00; provided, however, that notwithstanding the face amount of the Note, Borrower's liability under the Note shall be limited at all times to its actual indebtedness (principal, interest and fees) then outstanding and owing to WFFPC hereunder.

     3. Prepayment. Section 2.8 of the Finance Agreement is amended by deleting subparagraph (a) and by replacing it with the following:

     (a) Optional Prepayments. Borrower may prepay the Loan from time to time, in full or in part not to exceed $2,000,000 without notice, and, in part, in excess of $2,000,000 upon 7 Business Day's prior notice to WFFPC without premium or penalty, provided that (i) in the event Borrower repays the Loan in full on or before December 31, 2005, the Borrower shall pay a sum equal to 1.5% of the Commitment as a prepayment penalty; (ii) in the event Borrower repays the Loan in full after December 31, 2005 and on or before December 31, 2006, the Borrower shall pay a sum equal to 1 % of the Commitment as a prepayment penalty; (iii) in the event Borrower repays the Loan in full after December 31, 2006 and prior to December 31, 2007, the Borrower shall pay a sum equal to .5% of the Commitment as a prepayment penalty; (iv) prepayments shall be in a minimum amount of $10,000 and $10,000 increments in excess thereof; and (v) partial prepayments prior to the Termination Date shall not reduce WFFPC's Commitment under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances.

     4. Reporting Requirements. Section 6.2 of the Finance Agreement is amended by deleting subparagraph (g) and replacing it with the following subparagraph
(g):

     (g) within 60 days after the end of each calendar quarter, as of the last day of the quarter then ending, a Static Pool Analysis Report and books and records consisting of data tape information for the Borrower's Receivables portfolio in a format acceptable to WFFPC .

     5. Financial Covenants. Section 6.4 of the Finance Agreement is amended by deleting subparagraphs (a), (b), (c) and (d) and replacing them with the following subparagraphs (a), (b) and (d) and by adding the following new subparagraph (f):

     (a) EBITDA Ratio. Maintain, as of the end of each calendar quarter, an EBITDA Ratio of not less than 1.25 to 1.0.

     (b) Senior Debt to Capital Base. Maintain at all times a Senior Debt to Capital Base Ratio of not more than 4.0 to 1.0.

     (c) Minimum Adjusted Tangible Net Worth. Maintain at all times a Minimum Adjusted Tangible Net Worth of $12,000,000.00.

     (f) Limitations on Bulk Purchases. Borrower shall make no Bulk Purchase with an aggregate purchase price which exceeds ninety percent (90%) of the Borrower's Excess Availability at the time of the purchase without WFFPC's prior written permission. In the event Borrower makes any Bulk Purchase with an aggregate purchase price which exceeds Five Million and 00/100ths Dollars ($5,000,000.00), and notwithstanding the definition of "Eligible Receivables" contained in Section 1.1 of this Agreement, none of the assets included in the Bulk Purchase will be included in the calculation of the Borrowing Base unless and until WFFPC has completed a collateral audit of such assets, at Borrower's expense, subsequent to the Bulk Purchase. Following such audit, only those assets included in the Bulk Purchase which qualify as Eligible Receivables shall be included in the calculation of the Borrowing Base.

     6. Jurisdiction and Venue. Section 10.9 of the Finance Agreement is amended by deleting that section in its entirety and replacing it with the following:

     THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF POLK, STATE OF IOWA, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE COUNTY OF POLK, STATE OF IOWA, OR, AT THE SOLE OPTION OF WFFPC, IN ANY OTHER COURT IN WHICH WFFPC SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION WHICH EITHER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, BORROWER AND WFFPC EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF "FORUM NON CONVENIENS" OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.9. BORROWER AGREES THAT SERVICE OF

     PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.

     7. Availability Statement. The Finance Agreement is amended by deleting the original Availability Statement attached to the Finance Agreement as Exhibit "B" and by replacing it with the Availability Statement attached to this Agreement as Exhibit "B".

     8. Legal and Filing Fees. Borrower agrees to pay immediately upon demand therefor, all legal fees and out-of pocket expenses of WFFPC related to this Amendment, including the preparation, negotiation, documentation, execution, filing and delivery thereof.

     9. Acknowledgment of Indebtedness/Release. By their execution of this Agreement, Borrower acknowledges and agrees that as of March 1, 2004, there was due and owing to WFFPC under the Finance Agreement the principal sum of $47,000,000.00 plus continually accruing interest, without defense or right of setoff or counterclaim of any kind. Borrower does hereby release WFFPC, its employees, officers, directors and agents from any and all liability for any act or failure to act or for any claim based upon any other theory of liability whether grounded in contract or tort or otherwise, whether known or unknown at this time, arising out of any matter occurring prior to the date of this Agreement. This Release shall be binding on the Borrower and its respective heirs, successors and assigns.

     10. Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent:

     (a) Execution and delivery by Borrower of this Amendment to WFFPC;

     (b) Execution and delivery by Borrower of the Note attached to this Amendment as Exhibit "D" to WFFPC, which Note shall be accepted by WFFPC in substitution for and replacement of, but not in payment or satisfaction of, the Borrower's Secured Promissory Note, dated as of April 16, 2001, payable to the order of the Lender, in the stated principal amount of $60,000,000.

     (c) Execution and delivery to WFFPC of a certified copy of Resolutions of Borrower's members authorizing the execution, delivery and performance of this Amendment and all other documents and instruments to be executed in connection with the Amendment; and designating the appropriate officers to execute and deliver this Amendment and all other documents and instruments to be executed in connection herewith; and

     (d) Such other matters as WFFPC may require.

     11. Representations and Warranties. Borrower represents and warrants to WFFPC that:

     (a) All warranties and representations made to WFFPC under the Finance Agreement are true and correct as of the date hereof;

     (b) The execution and delivery by Borrower of this Amendment and the performance of it of the transactions herein contemplated (i) are and will be within its powers, (ii) have been authorized by all necessary company action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which Borrower is a party or by which the property of Borrower is bound, or be in conflict with, result in breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of Borrower;

     (c) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding and enforceable in accordance with its respective terms; and

     (d) No Default or Event of Default or any event which would constitute an Event of Default with the giving of notice or the passage of time, or both, has occurred under the Finance Agreement or any of the other Credit Documents.

     12. Collateral. As security for the payment of the obligations under the Finance Agreement and satisfaction by Borrower of all covenants and undertakings contained in the Finance Agreement, Borrower reconfirms the prior security interest and lien in and to all right, title and interest in and to the Collateral.

     13. Ratification of Existing Finance Agreement. Except as expressly set forth herein, all of the terms and conditions of the Finance Agreement are hereby ratified and confirmed and all continue unchanged and in full force and effect. All references to the Finance Agreement shall mean the Finance Agreement as modified by this Amendment.

     14. Governing. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of laws rules.

     15. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement and it shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart.

     16. This Amendment shall be incorporated into and deemed a part of the Finance Agreement.

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IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BORROWER:                            COASTAL CREDIT, L.L.C.


                                     By: /s/ William E. McKnight
                                        ----------------------------------------
                                     Name: William E. McKnight
                                     Title: President

LENDER:                              WELLS FARGO FINANCIAL
                                     PREFERED CAPITAL, INC.


                                     By: /s/ Tom Murphy
                                        ----------------------------------------
                                     Name:    Tom Murphy
                                     Title:   Senior Vice-President